Exhibit 10.1
SUBLEASE AGREEMENT
     This Sublease Agreement is entered into by and between Toucan Capital Corporation (“Toucan” or “Sublessor”), a Delaware Corporation, and Northwest Biotherapeutics, Inc., a Delaware Corporation (“Sublessee”), effective as of July 1, 2007.
Recitals
     WHEREAS, In October 2001, Sublessor commenced occupancy of the seventh floor (“Master Premises”) of the building commonly known as Bethesda Place II located at 7600 Wisconsin Avenue, Bethesda MD 20814 (“Building”) pursuant to a lease agreement entered into by and between Sublessor and Bethesda Place II Limited Partnership, (“Lessor”) in 2000.
     WHEREAS, Sublessee has occupied portions of the Master Premises since 2005;
     WHEREAS, On November 1, 2006, Sublessor entered into entered into a new lease agreement with Lessor (“Office Lease Agreement”) with respect to the Master Premises; and
NOW, THEREFORE:
     The parties hereby agree as follows:
     1. SUBLEASE OF PREMISES. Sublessor hereby subleases to Sublessee, on the terms and conditions set forth in this Agreement, that portion (“Premises”) of the Master Premises as shown in attached Exhibit A.
     2. TERM. The Term of this Sublease shall commence on July 1, 2007, (“Commencement Date”) and end on October 31, 2016 (“Termination Date”), unless otherwise sooner terminated in accordance with the provisions of this Sublease.
     3. RENT.
     3.1 Base Rent. Sublessee shall pay directly to Lessor as monthly base rent (“Monthly Bas Rent”), without deduction, setoff, notice, or demand, the sums as set forth below each month during the periods indicated:

Effective Date-Dec. 31, 2007	$32,949.10
Jan. 1, 2008-Dec. 31, 2008	$34,000.00
Jan. 1, 2009-Dec. 31, 2009	$35,000.00
Jan. 1, 2010-Dec. 31, 2010	$36,000.00
Jan. 1, 2011-Dec. 31, 2011	$37,000.00
Jan. 1, 2012-Dec. 31, 2012	$38,000.00
Jan. 1, 2013-Dec. 31, 2013	$39,000.00

Jan. 1, 2014-Dec. 31, 2014	$40,000.00
Jan. 1, 2015-Dec. 31, 2015	$41,000.00
Jan. 1, 2016-Oct. 31, 2016	$42,000.00
If the Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis.
     3.2 Additional Rent: The Master Lease requires Sublessor to pay to Lessor certain additional expenses of owning and operating the Master Premises, of which the Premises are a part, as Additional Rent, including without limitation taxes, utilities, insurance, repairs, parking area maintenance, security services, building personnel, labor costs, the amortized cost of capital improvements to the Building that are primarily for the purpose of reducing operating expenses or are required to comply with any laws or regulation, common area expenses, management fees, assessments and any other expense or charge of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first-class office building, would be construed as an operating expense. Sublessee shall be responsible for payment of fifty percent (50%) of the Additional Rent imposed on Sublessor for the Premises pursuant to the terms of the Master Lease for all periods from and after the Effective Date. If Sublessor should pay Additional Rent on the basis of an estimate thereof, then as and when adjustments between estimated and actual cost are made under the Master Lease, the obligations of Sublessor and Sublessee hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublessor and Sublessee under this Subsection 3.2 shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Lessor of actual or estimated costs during the Term. Amounts charged by Sublessor to Sublessee on account of Additional Rent are defined as Sublessee’s Additional Rent.
     3.3 Payments: Sublessee shall pay the Monthly Base Rent and Sublessee’s Additional Rent (collectively “Rent”) in advance on or before the first day of each month during the Term. All Rent not paid when due and payable shall bear interest at the maximum rate allowed by law from the due date until paid. In addition, if Sublessee fails to pay any amount of Rent when due and payable hereunder, a service fee equal to five percent (5%) of such unpaid amount will be due and payable immediately by Sublessee to Toucan.
     4. SECURITY DEPOSIT. Sublessee shall deposit with Sublessor a Security Deposit in the amount of thirty two thousand five hundred dollars ($32,500.00) as security for the full performance by Sublessee of all of Sublessee’s obligations, covenants, conditions and agreements under this Agreement. If any portion of the Security Deposit is so used, then within ten (10) business days after Sublessor gives written notice to Sublessee of such use, Sublessee shall deposit with Sublessor cash in amount sufficient to restore the Security Deposit to its original value of $32,500.00, and Sublessee’s failure to do so shall constitute a default under this Agreement. Sublessor shall not be required to maintain the Security Deposit in a separate account. Except as may be required by law, Sublessee shall not be entitled to interest on the Security Deposit. Within thirty (30) days after the later of the expiration or earlier termination of the Term or Sublessee’s vacating the premises, Sublessor shall return Security Deposit to Sublessee, less such portion thereof as Sublessor shall have appropriated to satisfy any default by Sublessee under this Agreement.
     5. CONDITION OF PREMISES. Sublessee hereby accepts the Premises in their “AS IS” condition on the Effective Date, and Sublessor and Lessor shall have no obligation to pay for any improvements to the Premises. On expiration or sooner termination of the term of this Sublease, Sublessee shall, at Sublessee’s sole expense, fully remove all of its personal property, shall fully vacate the Premises and shall restore the Premises to the condition existing as of the Effective Date.
     6. REPAIRS AND ALTERATIONS. Sublessee, at its sole cost and expense, shall perform all maintenance and repairs to the Premises as are necessary to keep the same in good condition and repair throughout the entire Term, reasonable wear and tear excepted. Sublessee shall not make any alterations to the Premises without first obtaining the written consent of Sublessor, such consent being in Sublessor’s sole and absolute discretion.
     7. USE OF PREMISES. The Premises shall be used and occupied only for general office purposes, and for no other use or purpose. Sublessee shall comply with the rules and regulations set forth in Exhibit B.
     8. ENTRY. Sublessor or Lessor shall have the right to enter the Premises for any purpose. Except in the event of an emergency, Sublessor or Lessor shall provide reasonable advance notice of any entry into the Premises, which notice may be given verbally. If reasonably necessary for the protection and safety of Sublessee and its employees, Lessor shall have the right to perform repairs, alterations or additions in the Premises, provided that Lessor shall use reasonable efforts to minimize interference to Sublessee’s business operations. Entry by Lessor hereunder shall not constitute a constructive eviction or entitle Sublessee to any abatement or reduction of rent by reason thereof.
     9. ASSIGNMENT AND SUBLETTING. Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without first obtaining the written consent of Sublessor, such consent being in Sublessor’s sole and absolute discretion..
     10. TERMINATION OF MASTER LEASE. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor, Sublessor shall use commercially reasonable efforts to obtain, or assist Sublessee in obtaining, consent of the Lessor for continuation of Sublessee’s occupancy of the Premises pursuant to the terms of a new lease or sublease agreement, or the terms of this Sublease Agreement; and provided further that if the Master Lease terminates as a result of a default or breach by Sublessee, then Sublessee shall be liable to Sublessor for the damages suffered by Sublessor as a result of such termination, provided, however, that such damages shall include only direct damages and no consequential damages of any kind. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, then the exercise of such right by Sublessor shall not constitute a default or breach hereunder.
     11. SUBLESSOR’S OBLIGATIONS. Toucan agrees that Sublessee shall be entitled to receive all services, utilities and repairs to be provided by Lessor to Sublessor under the Master Lease with respect to the Premises. Sublessee shall look solely to Lessor for all such services and utilities and shall not, under any circumstances, seek or require Sublessor to perform any of such services or provide any utilities, nor shall Sublessee make any claim upon Sublessor for any damages which may arise by reason of Lessor’s default under the Master Lease. Any condition resulting from a default by Lessor under the Master Lease (other than a default caused by Sublessor) shall not constitute as between Sublessor and Sublessee an eviction, actual or constructive, of Sublessee and no such default shall excuse Sublessee from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Sublessee to receive any reduction in or abatement or offset of the Rent provided for in this Sublease, except to the extent Sublessor receives an abatement in its Rent under the Master Lease with respect to the Premises.
     12. DEFAULT BY SUBLESSEE. In the event Sublessee shall be in default of any covenant of, or shall fail to honor any obligation under, this Sublease, Sublessor, upon giving any required notice and subject to the right, if any, of Sublessee to cure any such default within any applicable cure period, shall have available to it against Sublessee all of the remedies available to Lessor under the Master Lease in the event of a similar default on the part of Sublessor thereunder or at law.
     13. ATTORNEYS’ FEES. In the event that Sublessor undertakes one or more legal actions against the Sublessee with respect to any breach or breaches by Sublessee of this Agreement including, without limitation, with respect to any unpaid amounts arising out of or in connection with this Sublease, Sublessor shall be entitled to recover all costs relating to such actions including, without limitation, reasonable attorney’s fees.
     14. LIENS. Sublessee will not permit any mechanic’s liens or other liens to be placed upon the Premises or Sublessee’s leasehold interest therein or the Master Premises. In the event that any such lien does attach, Sublessee shall, within ten (10) days of notice of the filing of said lien, discharge such lien.
     15. INDEMNITY AND WAIVER OF CLAIMS. Sublessee shall indemnify, defend and hold Sublessor, its members, principals, beneficiaries, partners, officers, directors, employees and agents, and the respective principals and members of any such agents (collectively the “Sublessor Related Parties”) harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, attorney’s fees and other professional fees (if and to the extent permitted by law) (collectively “Claims”), which may be imposed upon, incurred by, or asserted against Sublessor or any of the Sublessor Related Parties and arising directly or indirectly out of or in connection with the use, occupancy or maintenance of the Premises by, through or under Sublessee. In case any action or proceeding is brought against Sublessor or any of the Sublessor Related Parties by reason of any of the foregoing, Sublessee shall, at Sublessee’s sole cost and expense, resist and defend such action or proceeding with counsel approved by Sublessor or, at Sublessor’s option, reimburse Sublessor for the cost of any counsel retained directly by Sublessor to defend and resist such action or proceeding.
     Sublessor and the Sublessor Related Parties shall not be liable for, and Sublessee hereby waives, all claims for loss or damage to Sublessee’s business or damage to person or property sustained by Sublessee or any person claiming by, through or under Sublessee (collectively “Sublessee Related Parties”) resulting from any accident or occurrence in, on or about the Premises or the Building, including, without limitation, claims for loss, theft or damage resulting from: (1) the Premises, Building or any equipment or appurtenances becoming out of repair; (2) wind or weather; (3) any defect in or failure to operate, for whatever reason, any sprinkler, heating or air conditioning equipment, electric wiring, gas, water or steam pipes; (4) broken glass; (5) the backing up of any sewer pipe or downspout; (6) the bursting, leaking or running of any tank, water closet, drain or other pipe; (7) the escape of steam or water; (8) water, snow or ice being upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (9) the falling of any fixture, plaster, tile or other material; (10) any act, omission or negligence of other tenants, licensees or any other persons or occupants of the Building; or, (11) any other cause of any nature. To the maximum extent permitted by law, Sublessee agrees to use and occupy the Premises, and to use other portions of the Building as Sublessee is herein given the right to use, at Sublessee’s own risk.
     16. SUBLESSEE’S INSURANCE. At all times commencing on and after the Effective Date, Sublessee shall carry and maintain, at its sole cost and expense:
          1. Commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of at least three million dollars ($3,000,000.00), with a contractual liability endorsement covering Sublessee’s indemnity obligations under this Sublease.
          2. All risks of physical loss insurance written at replacement cost value and with a replacement cost endorsement covering all of Sublessee’s property in the Premises.
          3. Worker’s compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute, and employer’s liability coverage of at least one million dollars ($1,000,000.00) per occurrence.

          4. Whenever good business practice, in Sublessor’s reasonable judgment, indicates the need for additional insurance coverage in connection with the Premises or Sublessee’s use and occupancy thereof, Sublessee shall, upon request, obtain such insurance at Sublessee’s expense and provide Sublessor with evidence thereof.
     17. CASUALTY DAMAGE. If the Premises or any part thereof shall be damaged by fire or other casualty, Sublessee shall give prompt written notice thereof to Sublessor. Sublessor, in its sole discretion, may at its option terminate this Sublease by notifying Sublessee of such termination within ninety (90) days after the date of such casualty. Such termination shall be effective as of the date of fire or casualty, with respect to any portion of the Premises that was rendered untenantable, and the effective date of termination specified in Sublessor’s notice, with respect to any portion of the Premises that remained tenantable.
     18. HAZARDOUS MATERIALS. Sublessee shall not transport, use, store maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any hazardous materials, or permit a Sublessee Related Party to engage in such activities, on or about the Building. However, the foregoing provision shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily and lawfully used in normal office use, but only to the extent that said substances are safely transported, stored, used, and disposed.
     Sublessee shall immediately notify Sublessor of (i) any regulatory action taken or threatened by any regulatory authority with respect to any hazardous material on or from the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any entity relating to any loss or injury claimed to have resulted from any hazardous material on or from the Premises, (iii) any release, discharge, spill, leak, disposal or transportation of any hazardous material on or from the Premises in violation of this Article, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Sublessee is required by law to give a notice to any regulatory authority respecting any hazardous materials on or from the Premises.
     Sublessee shall be solely responsible for all costs including, without limitation, damages and remediation of any kind whatsoever related to any violation of the provisions of this Article, including without limitation, any release, discharge, spill or leak of any hazardous material.
     19. REMEDIES. Upon any default by Sublessee of any provision, representation, obligation or undertaking in this Sublease, Sublessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:
          1. Terminate this Sublease, in which event Sublessee shall immediately surrender the Premises to Sublessor.

          2. Enter upon and take possession of the Premises and expel or remove Sublessee or any other entity that may be occupying said Premises, or any part thereof, without having any civil or criminal liability therefore and without terminating this Sublease. Sublessor shall not be responsible or liable for any failure to re-let the Premises or any part thereof or for any failure to collect any Rent due upon any such re-letting.
          3. Enter upon the Premises without having any civil or criminal liability therefore, and do whatever Sublessee is obligated to do under the terms of this Sublease, and Sublessee agrees to reimburse Sublessor on demand for all reasonable costs and expenses that Sublessor may incur in thus effecting compliance with Sublessee’s obligations under this Sublease.
          4. Sublessor may, at the expense and liability of Sublessee, alter or change any or all locks or other devices controlling access to the Premises without giving notice of any kind to Sublessee. Sublessor shall have no obligation to grant Sublessee access to the Premises so long as Sublessee is in default under the Sublease. Sublessee shall not be entitled to recover possession of the Premises, terminate this Sublease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees. Sublessor may without notice, remove and store, at Sublessee’s expense, any property belonging to Sublessee that remains in the Premises after Sublessor has regained possession thereof, and may, after thirty (30) days written notice to Sublessee, dispose of same.
          5. Terminate this Sublease, in which event, Sublessee shall immediately surrender the Premises to Sublessor and pay to Sublessor the sum of: (a) all Rent accrued hereunder through the date of termination, and, upon Sublessor’s determination thereof, (b) an amount equal to the total Rent that Sublessee would have been required to pay for the remainder of the Term discounted to present value at the prime rate then in effect.
     Except as otherwise herein provided, no repossession or re-entering of the Premises or any part thereof shall relieve Sublessee of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. Notwithstanding any such repossession or re-entering by reason of Sublessee’s default, Sublessee will pay to Sublessor the Rent required to be paid by Sublessee pursuant to this Sublease.
     No right or other remedy herein conferred upon or reserved to Sublessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. Forbearance by Sublessor to enforce one or more of the remedies herein provided upon Sublessee’s default shall not be deemed or construed to constitute a waiver of such default or of any other or subsequent default.

     20. AGENCY DISCLOSURE. Toucan and Sublessee each represent that they have dealt with no real estate broker in connection with this transaction.
     21. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SUBLEASE, THE LIABILITY OF SUBLESSOR TO SUBLESSEE SHALL BE LIMTED TO SUBLESSOR’S INTEREST IN THE MASTER PREMISES, IT BEING INTENDED THAT NEITHER SUBLESSOR NOR ANY MEMBER, PARTNER, SHAREHOLDER, OFFICER, DIRECTOR OR AGENT OF TOUCAN SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. UNDER NO CIRCUMSTANCES SHALL SUBLESSOR OR ANY MEMBER, PARTNER, SHAREHOLDER, OFFICER, DIRECTOR OR AGENT OF SUBLESSOR BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND.
     22. ATTORNEYS’ FEES. In the event that Toucan retain counsel and/or institutes any action against Sublessee for violation of or to enforce any of the covenants or conditions of this Sublease, Sublessor shall be entitled to receive from Sublessee all of Sublessor’s costs and expenses in connection therewith, including, without limitation, reasonable attorney’s fees.
     23. SURRENDER OF PREMISES. At the expiration or earlier termination of this Sublease or Sublessee’s right of possession hereunder, Sublessee shall remove all Sublessee property from the Premises and surrender the Premises to Sublessor, broom clean and in good order, condition and repair, ordinary wear and tear excepted. If Sublessee fails to remove any of Sublessee’s property within one (1) day after the termination of this Sublease or Sublessee’s right to possession hereunder, Sublessor, at Sublessee’s sole cost and expense, shall be entitled to remove and/or store such Sublessee’s property and Sublessor shall in no event be responsible for the value, preservation or safekeeping thereof.
     24. COMMISSION. Sublessor and Sublessee each warrant that no entity is due a commission with respect to this Agreement.
     25. NOTICES. Anything contained in any provision of this Sublease to the contrary notwithstanding, Sublessee agrees, with respect to the Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Sublessee’s obligation to cure, within the period allowed to Sublessor under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublessor to Sublessee is given after the corresponding notice of default from Lessor to Sublessor. Sublessor agrees to forward to Sublessee, promptly upon receipt thereof by Sublessor, a copy of each notice, including notices of default, received by Sublessor in its capacity as Tenant under the Master Lease. Sublessee agrees to forward to Sublessor, promptly upon receipt thereof, copies of any notices received by Sublessee from Lessor or from any governmental authorities.

     All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing, and shall be sent by Certified United States Mail, return receipt required, or by nationally recognized overnight courier service to the addresses herein below, or to such other place as a party may from time to time designate in a notice to the other party, or by fax transmission with confirmation receipt. A notice shall be effective on actual delivery.
To Toucan:
Toucan Capital Fund II, LP
7600 Wisconsin Avenue
Seventh Floor
Bethesda, MD 20814
Attn: Linda F. Powers
To Sublessee:
Northwest Biotherapeutics, Inc.
7600 Wisconsin Avenue
Suite 750
Bethesda, MD 20814
Attn: Alton Boynton, Ph.D.
     26. COMPLIANCE. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement.
     27. NO WAIVER. Failure by Sublessor to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to that default or any other or subsequent default.
     28. COMPLETE AGREEMENT. This Agreement sets forth the entire understanding between the parties hereto relating to the subject matter hereof and cannot be changed, modified, amended or terminated except by an instrument in writing executed by both Recipient and Discloser. The headings and captions used herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
     29. GOVERNING LAW. The governing law applicable to this Sublease Agreement shall be the same as applicable under the Office Lease Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date first written above.

Sublessor: Toucan Capital Corp.		Sublessee: Northwest Biotherapeutics, Inc.

/s/ Scott Sanzone		/s/ Anthony P. Deasey

By:	Scott Sanzone	By:	Anthony P. Deasey
Title:	Principal	Title:	Senior Vice President and Chief Financial Officer
	Toucan Capital Corporation		Northwest Biotherapeutics, Inc

Exhibit A
Sublease Premises

Exhibit B
Rule and Regulations